Exhibit 10.13

PROMISSORY NOTE

$15,500,000                                                                Henderson, Nevada                                                                November 21, 2007

For value received, CONSOLIDATED MORTGAGE, LLC, a Nevada limited liability company (“Borrower”) does hereby promise to pay to the order of DESERT CAPITAL TRS, INC., a Delaware corporation (“Lender”), at 1291 Galleria Drive, Henderson, Nevada 89014, or at such other address as Lender shall from time to time specify in writing, in lawful money of the United States of America, the sum of FIFTEEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($15,500,000), or so much thereof as may be advanced and outstanding hereunder, together with interest from date hereof on the principal balance outstanding from time to time as hereinafter provided.  Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.  All capitalized terms used and not otherwise defined herein shall have the same meanings as set forth in that certain Loan Agreement dated of even date herewith between Borrower and Lender (as the same may be amended or otherwise modified from time to time, the “Loan Agreement”).

1. Payment Terms.

(a)
Thirty-nine (39) quarterly installments in the principal amount of Three Hundred Eighty-Seven Thousand Five Hundred and No/100 Dollars ($387,500) each, plus accrued and unpaid interest, shall be due and payable, the first such installment to be due and payable on March 31, 2008, with like successive installments of principal plus accrued and unpaid interest to be due and payable on the last day of each succeeding calendar quarter thereafter until and including September 30, 2017; and thereafter

(b)	A final installment in the amount of all outstanding principal, plus accrued and unpaid interest, shall be due and payable on December 31, 2017.

Interest shall be calculated on the unpaid principal balance of this Note each day principal is outstanding and all payments made credited to any collection costs, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.  All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower.  If any payment of principal or interest on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment.  As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.  The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note.

2. Interest Rate.                                Interest on the outstanding and unpaid principal balance hereof shall be computed at a per annum rate equal to nine percent (9%), but in no event shall interest contracted for, charged or received hereunder plus any other charges in connection herewith which constitute interest exceed the maximum interest permitted by applicable law, said rate to be effective prior to maturity (however such maturity is brought about).

3. Default Rate.  Matured unpaid principal and interest shall bear interest from date of maturity until paid at the highest rate permitted by applicable law, or if no such maximum rate is established by applicable law, at the rate stated above plus five percent (5%) per annum.

4. Prepayment.  Borrower reserves the right to prepay, prior to maturity, all or any part of the principal of this Note without penalty; provided that any such prepayment must be in a principal amount in excess of $1,000,000 over the amount of any scheduled quarterly principal payment.  Any prepayments shall be applied first to accrued interest and then to principal.  Borrower will provide at least thirty (30) day’s prior written notice to the holder of this Note of any such prepayment of all or any part of the principal hereof.  All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower.  All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity.

5. Default.  It is expressly provided that upon default in the punctual payment of this Note or any part hereof, principal or interest, as the same shall become due and payable, or upon the occurrence of an Event of Default, the holder of this Note may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) foreclose any and all liens securing payment hereof, (iii) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (v) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney’s fees.

6. No Usury Intended; Usury Savings Clause.  In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law.  The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded.  To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

7. Joint and Several Liability; Waiver.  Each maker, signer, surety and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder.  Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this loan without affecting the obligations of the others.  All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity.  No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

8. Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Nevada.  Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Nevada shall govern the validity, construction, enforcement and interpretation of this Note.  In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Clark County, Nevada.

9. Captions.  The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

10. Financial Information.  Borrower agrees to promptly furnish such financial information and statements, including financial statements in a format acceptable to Lender, lists of assets and liabilities, agings of receivables and payables, inventory schedules, budgets, forecasts, tax returns, and other reports with respect to Borrower’s financial condition and business operations as Lender may request from time to time.  This provision shall not alter the obligation of Borrower to deliver to Lender any other financial statements or reports pursuant to the terms of the Loan Agreement.

[Signature Page Follows]

BORROWER:

CONSOLIDATED MORTGAGE, LLC

By:  /s/ Todd B. Parriott
         Todd B. Parriott
        President